EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Pilgrim’s Pride Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-74984; 333-111929; 333-163639; 333-179563; 333-182586 and 333-186934) on Form S-8 of Pilgrim’s Pride Corporation of our reports dated February 8, 2017, with respect to the consolidated balance sheets of Pilgrim’s Pride Corporation as of December 25, 2016 and December 27, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the fifty-two weeks ended December 25, 2016, December 27, 2015, and December 28 2014, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 25, 2016, which reports appear in the December 25, 2016 annual report on Form 10-K of Pilgrim’s Pride Corporation.

/s/ KPMG LLP
Denver, Colorado
February 8, 2017